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                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)




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
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS AND PROSPECTUS SUPPLEMENT EACH DATED JANUARY 6, 1997)


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(

                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                CALLABLE ZERO COUPON NOTES DUE FEBRUARY 25, 2027

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

Aggregate Principal Amount: $315,589,000


Price to Public:            Varying prices, as described herein


Original Issue Date:        February 25, 1997


Maturity Date:              February 25, 2027


Interest Rate:              0% per annum


Interest Payment Dates:     Accrued Original Issue Discount will be paid upon maturity or at the earlier redemption of the Notes at the option of the Company or upon the occurrence of an
                            Event of Default, as described below.


Initial Redemption Date:    February 25, 2006


Optional Redemption Dates:  Set forth below


Other Provisions:           Notwithstanding any other provision contained in the Notes offered hereby, if an Event of Default (as defined in the 1993 Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to the Notes in determining any amount then declared due and payable shall mean the Issue
                            Price of this Note plus that portion of the accrued Original Issue Discount attributable to the period from the Original Issued Date to the date of acceleration
                            (calculated on a semi-annual bond equivalent basis using a year composed of twelve
                            30-day months). Issue Price shall equal $30,000,000 and Original Issue Discount shall equal $285,589,000.


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                              DESCRIPTION OF NOTES

     The Medium-Term Notes, Series B of Merrill Lynch & Co., Inc. (the "Company") offered hereby are "Callable Zero Coupon Notes due February 25, 2027" and are referred to in this Prospectus Supplement as the "Notes". The Notes are Fixed Rate Notes as described in the accompanying Prospectus Supplement dated January 6, 1997. Notwithstanding the provisions contained in the Prospectus Supplement dated January 6, 1997, attached hereto, the Company may redeem the Notes only on the Optional Redemption Dates set forth below, upon notice given not more than 60 nor less than 30 days prior to the applicable Optional Redemption Date. On any Optional Redemption Date, the Company may exercise an option to redeem the Notes in whole, but not in part, at a redemption price equal to the Principal Amount of the Notes multiplied by the Call Percentage relating to such Optional Redemption Date, as set forth below:

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

    Optional Redemption Date Call Percentage     Optional Redemption Date Call Percentage


       February 25, 2006        19.2575%            February 25, 2016         42.1956%


       February 25, 2007        20.8289%            February 25, 2017         45.6387%


       February 25, 2008        22.5286%            February 25, 2018         49.3628%


       February 25, 2009        24.3669%            February 25, 2019         53.3908%


       February 25, 2010        26.3552%            February 25, 2020         57.7475%


       February 25, 2011        28.5058%            February 25, 2021         62.4597%


       February 25, 2012        30.8319%            February 25, 2022         67.5564%


       February 25, 2013        33.3478%            February 25, 2023         73.0690%


       February 25, 2014        36.0690%            February 25, 2024         79.0315%


       February 25, 2015        39.0122%            February 25, 2025         85.4804%


                                                    February 25, 2026         92.4556%


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             The date of this Prospectus Supplement is February 12, 1997



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     In addition to the risks described in "Risk Factors" in the accompanying
Prospectus Supplement dated January 6, 1997, an investor should consider that the prices at which zero-coupon instruments, such as the Notes, trade in the secondary market tend to fluctuate more in relation to general changes in interest rates than do such prices for conventional interest-bearing securities with comparable maturities. Generally, the longer the remaining term of such instruments, the greater the price volatility as compared with that for conventional interest-bearing securities with comparable maturities. Although the Notes do not provide for current payments of interest, beneficial owners of the Notes will be required to include original issue discount into income over the term of the Notes. See "Certain United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement dated January 6, 1997 for a discussion of the tax consequences of investing in the Notes.
     This Prospectus Supplement relates to $315,589,000 aggregate principal amount of Notes which the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, and which the Underwriter has agreed to purchase from the Company at a price of 9.506% of the principal amount thereof less an underwriting commission of .215% of the principal amount thereof. The Underwriter has advised the Company that it proposes to resell the Notes to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Underwriter. The Underwriter may sell Notes to certain dealers less a selling concession not in excess of .18% of the principal amount of Notes. The Underwriter may allow and such dealers may reallow a discount not in excess of
 .15% of the principal amount of the Notes to certain other dealers. After the initial public offering, the concession and discount may be changed.